InspireMD Reports on Expanded 2 Year Follow-up Results

from the PARADIGM Clinical Study Using CGuard™ EPS

Results Presented at EuroPCR 2018

Confirm Sustained Safety and Cerebral Embolic Prevention out to 24 months

Tel Aviv, Israel— May 24, 2018 - InspireMD, Inc. (NYSE AMER:NSPR), a leader in embolic prevention systems (EPS), thrombus management technologies and neurovascular devices, today announced that Professor Piotr Musiałek, from the Department of Cardiac and Vascular Diseases, John Paul II Hospital, Kraków, Poland, presented the expanded 24 month follow-up results from the PARADIGM-Extend Clinical Study utilizing CGuard™ EPS at EuroPCR 2018, in Paris on May 24, 2018.

PARADIGM-Extend is the continuation of PARADIGM, an investigator-led clinical study evaluating the use of CGuard™ EPS in patients with symptomatic or asymptomatic carotid artery stenosis with increased stroke risk. The latest results include 251 patients, which is more than double the patient population of 101, which was previously reported in December 2017. Overall cumulative data showed no major strokes in the peri-procedural or post-procedural period up to 30 days (0%). There was one minor peri-procedural stroke (0.4%), and only one death (non-device related) at 30 days (0.4%). These results are consistent with earlier reported data in the first patient cohort. Importantly, there were no stroke or stroke-related deaths between 12 and 24 months.

Professor Musialek, commented, “The 24-month clinical and duplex ultrasound evidence is consistent with the unprecedented, sustained safety and cerebral embolism prevention efficacy of CGuard™ EPS in both symptomatic and asymptomatic patients with carotid stenosis.”

“We feel privileged to have had Professor Musialek, one of the leading interventional cardiologists in Europe, present his expanded results of the PARADIGM study at EuroPCR 2018,” said James Barry, PhD, Chief Executive Officer of InspireMD. “Professor Musialek’s PARADIGM-Extend trial continues to demonstrate consistent and strong clinical evidence of durable protection against potential stroke that can result from post procedural embolization. In addition, the duplex ultrasound data confirms normal vessel healing with the CGuardTM EPS device and with no indication of any long term in-stent restenosis. These results include a significant proportion of challenging patients that would have otherwise been sent to surgery (carotid endarterectomy). Furthermore, these results are consistent with other CGuard™ EPS clinical trials including: CARENET, IRON-GUARD, WISSGOTT Study and CASANA Study. This excellent data continues to build on the extensive body of evidence supporting the clinical advantages of CGuard™ EPS in preventing stroke that can result from high grade carotid stenosis.”

EuroPCR is the official annual meeting of the European Association of Percutaneous Cardiovascular Interventions (EAPCI) and the world-leading course in interventional cardiovascular medicine. Bringing together over 12,000 clinicians and industry executives each year, EuroPCR is the global forum for sharing within and between all interventional communities. EuroPCR 2018 took place in Paris from May 22-25, 2018.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com